Exhibit 99.1

IMMEDIATE RELEASE

Contact:
Investors:	Media:
Thomas Bologna, CEO	Ed Orgon
Orchid Cellmark Inc.	The Torrenzano Group
(609) 750-2324	(212) 681-1700
ir@orchid.com	ed@torrenzano.com

ORCHID CELLMARK REPORTS INCREASED SERVICE REVENUES FOR FOURTH

QUARTER AND YEAR-END 2010

Fourth Quarter Service Revenues Increase 12%

Total 2010 Service Revenues Increase 10%

$20 million cash and short-term investments at year end

PRINCETON, N.J. – MARCH 10, 2011 Orchid Cellmark Inc. (Nasdaq: ORCH), a leading international provider of identity DNA testing services, today reported increases in service revenues for both its fourth quarter and full year, 2010.

Increasing by approximately 12%, total service revenues were $16.6 million for fourth quarter 2010, up from service revenues of $14.9 million for the fourth quarter of 2009. For full year 2010, service revenues grew approximately 10% to $63.7 million, up from $58.1 million for the full year of 2009.

“Fourth quarter results reflect continued company growth,” said Thomas Bologna, president and chief executive officer of Orchid Cellmark. “Our U.K. business grew by over 31% and the forensics component of that business grew by approximately 40%. While our total U.S. business was down approximately 11% in the fourth quarter, our paternity business has stabilized, and we completed the consolidation of our U.S. testing facilities in 2010 which we expect will continue to favorably impact our U.S. results,” he added.

“For the full year of 2010, overall company service revenues grew to $63.7 million or by approximately 10% over 2009. Our U.K. business was particularly strong, with revenues growing by more than 35%. On the operational front, we maintained gross margins, and successfully completed the consolidation of our U.S. forensic and paternity operations into our Dallas, Texas and Dayton, Ohio facilities, respectively,” Mr. Bologna explained. “Lastly, we ended 2010 with approximately $20 million in cash and short-term investments, up from approximately $18 million in 2009.”

The increase in revenues for the full year 2010 compared to a year ago was largely due to increased revenues from forensics testing services in the U.K., partially offset by a decrease in forensics casework and paternity testing services in the U.S. For the year ended December 31, 2010, compared to 2009, U.K. revenues were unfavorably impacted by approximately 2% as a result of the exchange rate movement of the British pound as compared to the U.S. dollar.

Excluding cost of service revenue, operating expenses for the fourth quarter of 2010 increased to $6.1 million from $5.5 million for the fourth quarter of 2009 primarily due to restructuring expenses, increased marketing and sales expenses and general and administrative expenses. For the full year 2010, these operating expenses increased to $25.2 million compared to $22.3 million in 2009.

Operating loss for the fourth quarter of 2010 was $600,000 compared to operating income of $211,000 for the fourth quarter of 2009. The operating loss was principally due to the decrease in forensics casework testing services in the U.S. and increased operating expenses. The company’s gross margin percentage was 33% for the fourth quarters of 2010 and 2009. Excluding restructuring expenses of $223,000 and $161,000, respectively, the operating loss for the fourth quarter 2010 was approximately $377,000 as compared to operating income of $372,000 for the same quarter in 2009.

Operating loss for the full year 2010 was $3.3 million compared to a $1.7 million operating loss for 2009. The increase in operating loss was principally due to restructuring expenses related to the consolidation of the company’s U.S. operations and increases in research and development and marketing and sales expenses. Excluding restructuring expenses of $1.7 million and $161,000, respectively, the operating loss for each of the full years 2010 and 2009 was approximately $1.6 million. Gross margin in 2010 was favorably impacted by added sample volumes for our forensics testing services in the U.K., productivity enhancements in the U.S. and the U.K., as well as reductions in personnel and supply expenses in the U.S.

Orchid Cellmark reported a net loss of $237,000, or $(0.01) per share, for the fourth quarter of 2010, compared to net income of $858,000, or $0.03 per share, for the fourth quarter of 2009. The net loss for the full year of 2010 was $4.5 million, or $(0.15) per share, compared to a net loss of $1.5 million, or $(0.05) per share in 2009. The fourth quarter of 2010 includes proceeds from the sale of state net operating losses of $282,000, reflected as a reduction of income tax expense in the quarter and which positively impacted our net results. Net loss for the fourth quarter of 2010 and net income for the fourth quarter of 2009 and net loss for the full years 2010 and 2009 includes charges of $900,000 and $1.0 million, and $3.7 million and $3.9 million, respectively, for depreciation and amortization.

Cash, cash equivalents and short-term investments at December 31, 2010 increased by $1.7 million over 2009. At December 31, 2010, cash, cash equivalents and short-term investments were $19.8 million.

Non-GAAP Information

Management has disclosed financial measurements in this press announcement that present financial information that is not in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although company management uses these measurements as aids in monitoring the company’s ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis. Operating losses, excluding restructuring expenses, are not a GAAP performance measure. We provide operating losses, excluding restructuring expenses, because we use the measure to understand the underlying operations of the company without factoring in charges that vary as to timing and amount from period to period. We believe that disclosing operating losses, excluding restructuring expenses, viewed in addition to and not in lieu of the company’s reported GAAP results, provides additional useful information to investors because it enables them to better understand the level of growth of our business.

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, March 10, 2011 at 10:00 a.m. EST. To listen to the conference call, please dial 1-877-312-3433 (U.S./Canada) or 1-706-758-5085 (Int’l/Local) and ask for the Orchid Cellmark conference call, conference number 49211371. To listen to the live or archived webcast via the Internet, please visit the Investor Relations section of the company’s web site at www.orchidcellmark.com. Questions will be taken live via the conference call.

About Orchid Cellmark

Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications. Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals. The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage. Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals. In the agriculture field, the company provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchidcellmark.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark’s business operations and outlook; and Orchid Cellmark’s expectation that the consolidation of its U.S. testing facilities in 2010 will continue to favorably impact its U.S. results. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, the success of the consolidation of the company’s U.S. operations, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal and state funds, the timing and amount of contracts put up for bid and Orchid Cellmark’s ability to win such bids, and Orchid Cellmark’s ability to continue to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and twelve months ended December 31, 2010 and 2009

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2010	2009	2010	2009
Revenues:
Service revenues	$16,615	$14,887	$63,694	$58,077
Other revenues	—	850	27	985

Total revenues	16,615	15,737	63,721	59,062

Operating expenses:
Cost of service revenues	11,095	10,014	41,823	38,549
Research and development	263	255	1,496	834
Marketing and sales	1,466	1,279	5,767	4,905
General and administrative	3,705	3,351	14,337	14,497
Restructuring	223	161	1,725	161
Amortization of intangible assets	463	466	1,849	1,860

Total operating expenses	17,215	15,526	66,997	60,806

Operating income (loss)	(600)	211	(3,276)	(1,744)
Other income, net	75	133	189	167

Income (loss) before income tax expense	(525)	344	(3,087)	(1,577)
Income tax benefit (expense)	288	514	(1,435)	35

Net loss	$(237)	$858	$(4,522)	$(1,542)

Basic and diluted net loss per share	$(0.01)	$0.03	$(0.15)	$(0.05)

Shares used in computing basic and diluted net loss per share:	29,935	29,935	29,935	29,935

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2010 and December 31, 2009

(In thousands)

(Unaudited)

	December 31, 2010	December 31, 2009
Assets:
Current assets
Cash and cash equivalents	$8,107	$8,600
Available-for-sale securities	11,714	9,525
Accounts receivable, net	9,781	11,128
Inventory	1,836	1,542
Prepaids and other current assets	1,213	1,127

Total current assets	32,651	31,922
Fixed assets, net	5,791	4,803
Goodwill	9,396	9,423
Other intangibles, net	3,901	5,763
Other assets	774	931

Total assets	$52,513	$52,842

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable	$3,282	$2,762
Accrued expenses and other current liabilities	6,198	3,071
Deferred revenue	1,014	928

Total current liabilities	10,494	6,761
Other liabilities	216	432

Total liabilities	10,710	7,193
Total stockholders’ equity	41,803	45,649

Total liabilities and stockholders’ equity	$52,513	$52,842